Exhibit 21.1

Subsidiaries of the Registrant

RRE Opportunity Holdings, LLC
Resource Real Estate Opportunity OP, LP
RRE 107th Avenue Holdings, LLC
RRE Westhollow Holdings, LLC
RRE Crestwood Holdings, LLC